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                                                                    EXHIBIT 99.1

[LOGO]

                                                                    NEWS RELEASE

                      Investor Contact:                  Press Contact:
                      Cathy Grittner                     Mary Maguire Campbell
                      Vickie Gorton                      Spot Communications
                      Shelton Communications Group       Tel: 508-230-1806
                      Tel: 972-239-5119                  Fax: 508-230-1808
                      Fax: 972-239-2292                  maryspot@earthlink.net


             VIEWCAST.COM APPOINTS GEORGE C. PLATT PRESIDENT AND CEO


DALLAS, TEXAS, SEPTEMBER 21, 1999 - ViewCast.com, Inc. (Nasdaq:VCST), a leading provider of Internet and networked video solutions, today announced that its Board of Directors has appointed George C. Platt, age 59, President and CEO. In addition, Mr. Platt has been elected to the company's board of directors, replacing William Jobe.

"We are very pleased to make this announcement. Our search was directed specifically at candidates with proven track records of profitability by increasing revenues," said ViewCast.com Chairman H. T. Ardinger. "George was chosen from an impressive field of candidates. His qualifications were clearly superior and his understanding of the communications industry will lead the company through the next and greatest phase of its growth. We are particularly impressed with his marketing background and understanding of distribution channels."

For the past eight years, Mr. Platt was president and CEO of Intecom, a Dallas-based worldwide provider of multimedia telecommunications products and services. Intecom is a wholly owned subsidiary of Aerospatiale Matra, a $13 billion company located in Paris, France. Under Mr. Platt's direction, the company has shown consistent performance improvement of the base business delivering profitability and positive cash flow in 1999. Further, the company developed Selsius Systems, Inc. (a Voice-over Internet Protocol - VoIP - company), as a subsidiary of Intecom. In November of 1998, Selsius Systems was acquired by Cisco Systems, Inc. for $145 million. Intecom is a privately-held company and does not publicly disclose specific financial information.


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Mr. Platt holds a MBA from the University of Chicago and a Bachelor of Science from Northwestern University. His career highlights include 15 years at Xerox, rising to the position of General Manager, Field Operations. He further expanded his technology strength as Group Vice President at Rolm Corporation, a position he maintained through their acquisition by IBM. He then balanced his background with an executive position at a startup entrepreneurial company - SRX. He joined Intecom as CEO shortly after their French acquisition in 1991. Mr. Platt also serves on the board of directors of Dallas-based InterVoice, Inc.

"The entire board has never felt more confident of ViewCast.com's future," Ardinger continued. "During our discussions, George's desire to aggressively move the company forward has energized us all. His demonstrated leadership abilities are key to refining and implementing our strategy. This will ensure that ViewCast.com delivers results and improves shareholder value."

"We are entering a new era in communications where networks are fundamentally transforming business," Mr. Platt commented. "It is clear that ViewCast.com has the range of technology and breadth of video communication products to capitalize on this revolutionary marketplace. I am excited to apply my understanding of the communications industry and help guide ViewCast.com forward. With these trends in the marketplace, ViewCast.com is well positioned to experience explosive growth, and this is the reason why I am interested in this very attractive opportunity."

"Business communication needs are rapidly moving towards ViewCast.com's strengths, particularly as video, voice and data traffic converges. The Internet represents the next major broadcast vehicle for rich media, and our Osprey(R) products and ViewCast(R) Streaming Video Systems have established ViewCast.com as the leading supplier of "web equipment" and solutions for the streaming media market. Our Viewpoint VBX(TM) can serve as the cornerstone for enterprise video communications, and is applicable in several vertical marketplaces including education, medical, government and eCommerce markets. This is a high priority focus area for us."

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"This company has experienced its share of growing pains. I am confident the strategy we have established can provide outstanding solutions for our customers, substantially improved value for our shareholders, and growth opportunities for our employees. Our goals are to aggressively drive towards profitability with substantial revenue growth and increased market dominance."

"I also intend to continue developing the company's industry partnerships with top-tier technology companies," Mr. Platt continued. "These relationships are essential and highly complementary to our products and direction."

Mr. Platt ended with, "I will establish clear lines of accountability and performance standards within our organization. I am impressed with our entire staff. This team's dedication and enthusiasm will help all of us achieve our goals."

ABOUT VIEWCAST.COM

ViewCast.com enables video communication over the Internet and corporate networks through its components, systems, and turnkey solution products. The company is known around the world as the leading provider of enterprise-wide, digital video communications solutions for both real-time and on-demand applications. Osprey(R) video capture cards and codecs, ViewCast(R) Streaming Video Solutions and Viewpoint VBX(TM) System products deliver a wide array of video solutions for both analog and digital video communication systems. ViewCast.com is unique in its ability to deliver cutting edge networked video solutions while delivering systems to transition legacy video communication equipment. ViewCast.com's products are available from leading OEMs, system integrators, leading resellers and application developers worldwide.

Visit our website at http://www.viewcast.com for more information.

This press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause actual results to differ materially are described in the Company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.


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